Exhibit 10.1

Professional Consulting Аgrееmеnt

This Agreement is effective as of December 01, 2025 and is by and between

Lantics Corp. ("the Company"), and Usman Kuso ("the Consultant").

1. Services. Consultant will render services and advice to Company , which may be modified from time to time as agreed upon by the parties. Consultant has the right to refuse to accept any new Projects proposed by Company. Consultant is experienced in providing the type of services necessary for these Projects and has exclusive authority to determine the methods by which the Projects are completed. Consultant shall be free to work at such locations and times as he chooses, but shall be required to meet the deadlines set by the Company

Contact Person.

2. Consideration: $ 1,600 per month

3. Independent Contractor. Nothing herein shall be construed to create an employer-employee relationship between the Company and Consultant. Consultant is an independent contractor and not an employee of the Company or any of its subsidiaries or affiliates. The consideration set forth in Section 2 shall be the sole consideration due Consultant for the services rendered hereunder. It is understood that the Company will not withhold any amounts for payment of taxes from the compensation of Consultant hereunder. Consultant will not represent to be or hold herself out as an employee of the Company.

4. Term. The term of this agreement is four years from the effective date. The parties may agree to renew this Agreement on a month-by-month basis for up to twelve additional months.

5. Advertising. Consultant will not, without the prior written approval of Company, publish or use any advertising or promotion piece that mentions Company or infers a relationship between Consultant and Company

6. No Conflicts. Consultant will not directly or indirectly disclose to Company, or induce Company to use, any secret or confidential information, ideas or material belonging to another. Consultant represents and warrants that he is not under any obligation to anyone else which Company might consider to be a conflict of interest with this Agreement or which imposes any restrictions on his rendering service hereunder, and that no such obligations will arise during the term of this Agreement.

7. Consultant Information. Company will have no obligation to maintain in confidence, and may use without restriction for its own or others benefit, all information, ideas and materials it acquires from Consultant during the performance of services under this Agreement.

8. Miscellaneous.

8.1 Entire Agreement and Amendments. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and replaces and supersedes all other agreements or understandings, whether written or oral. No amendment or extension of the Agreement shall be binding unless in writing and signed by both parties.

8.2 Binding Effect, Assignment. This Agreement shall be binding upon and shall inure to the benefit of Consultant and the Company and to the Company's successors and assigns. Nothing in this Agreement shall be construed to permit the assignment by Consultant of any of its rights or obligations hereunder, and such assignment is expressly prohibited without the prior written consent of the Company.

8.3 Governing Law, Severability. This Agreement shall be governed by the laws of the State of Wyoming. The invalidity or unenforceability of any provision of the Agreement shall not affect the validity or enforceability of any other provision.

WHEREFORE, the parties have executed this Agreement as of the date first written above.

/s/ Usman Kuso___________

Usman Kuso (the "Consultant")

/s/ Usman Kuso___________

Lantics Corp. (the "Client")